UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 20, 2010
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DEX ONE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-07155 (Commission File Number)	13-2740040 (IRS Employer Identification No.)

1001 Winstead Drive Cary, NC 27513 (Address of principal executive offices)	(919) 297-1600 (Registrant’s telephone Number, including area code)	27513 (Zip Code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Retirement of Chairman and Chief Executive Officer. On May 21, 2010, Dex One Corporation (the “Company”) announced that David C. Swanson, the Company’s Chairman and Chief Executive Officer, intends to retire effective May 28, 2010. The Company’s Board of Directors is initiating a search for a new chief executive officer and anticipates naming a new chief executive officer in the next several months.
In connection with Mr. Swanson’s departure, the Company and its wholly-owned subsidiaries, R.H. Donnelley Inc., Dex Media West, Inc. and Dex Media East, Inc., entered into a Separation Agreement with Mr. Swanson (the “Separation Agreement”) on May 20, 2010. The Separation Agreement provides that Mr. Swanson will receive severance benefits to which he is entitled under his Amended and Restated Employment Agreement dated as of December 31, 2008, as amended (the “Agreement”), in connection with a termination not for Cause following a Change of Control (as such terms are defined in the Agreement). In particular, Mr. Swanson will receive a lump-sum separation payment of $6,446,250 plus accrued and unpaid vacation days as well as a pro rata portion of Mr. Swanson’s 2010 annual bonus. The pro rata portion of his 2010 annual bonus will be paid no later than March 15, 2011. The Company will reimburse Mr. Swanson for the costs of obtaining term life insurance coverage from the separation date until the earlier of (i) December 31, 2013 and (ii) the date on which Mr. Swanson becomes employed or self-employed. In addition, the Company will reimburse Mr. Swanson for costs of obtaining health, medical and dental insurance and long-term disability insurance benefits from the separation date until the earlier of (i) May 31, 2013 and (ii) the date on which Mr. Swanson becomes employed or self-employed. Mr. Swanson will also be reimbursed for costs of financial planning and outplacement services, dues for continuing his health club and country club memberships and executive health expenses during this period. He will also have access to periodic administrative and technical support through the end of 2010.
Following the separation date, Mr. Swanson will have no equity interest in the Company or any of its affiliates or subsidiaries other than 25,320 previously issued and currently unvested stock appreciation rights in the Company. All other unvested stock appreciation rights held by Mr. Swanson will terminate. Further, Mr. Swanson will continue to participate in the Company’s 2009 Long Term Incentive Plan (“2009 LTIP”) and will be eligible to receive payment of up to $3,485,750 under the 2009 LTIP subject to satisfaction of the performance standards contained in the 2009 LTIP. Mr. Swanson will also receive $5,703,183.50 in full satisfaction for amounts due to him under certain non-qualified pension plans. He will also receive his vested benefits under the Company’s qualified pension plan and under the R.H. Donnelley Corporation Restoration Plan.
Pursuant to the Separation Agreement, Mr. Swanson agreed to release the Company from, among other things, all claims, demands, damages, actions or rights of action of any nature, arising out of or related to or based upon his employment with the Company. Mr. Swanson further agreed to comply with and be bound by a 12 month non-competition and non-solicitation covenant beginning on the Separation Date and covenants prohibiting disclosure of the Company’s confidential information.
The above description of the Separation Agreement is qualified in its entirety by reference to the copy of such agreement filed herewith as Exhibit 10.1 and incorporated herein by reference. A copy of the press release announcing Mr. Swanson’s retirement is attached as Exhibit 99.1.
Interim Principal Executive Officer; Governance and Director Compensation Changes. Until a new chief executive officer is named, the Board of Directors has established an Executive Oversight Committee to provide oversight and direction to the senior management of the Company. The Executive Oversight Committee is comprised of three current independent members of the Board of Directors: W. Kirk Liddell, Jonathan B. Bulkeley and Mark A. McEachen. Mr. Liddell has been designated by the Board of Directors as the principal executive officer of the Company until a new chief executive officer has been named, and consequently will step down from the Audit and Finance Committee during this transition period. Current independent Board member Mark A. McEachen has been appointed to the Audit and Finance Committee. Current independent Board member Alan F. Schultz has been designated as the non-executive Chairman of the Board of Directors and, as such, there will no longer be a separate Lead Director.
Biographical and other information about Mr. Liddell required by Item 5.02(c) of Form 8-K is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and such information is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement, dated May 20, 2010, by and between Dex One Corporation, R.H. Donnelley Inc., Dex Media West, Inc., Dex Media East, Inc. and David C. Swanson.

99.1	Press Release of Dex One Corporation issued May 21, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DEX ONE CORPORATION
/s/ Mark W. Hianik
Date: May 21, 2010	Mark W. Hianik
Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement, dated May 20, 2010, by and between Dex One Corporation, R.H. Donnelley Inc., Dex Media West, Inc., Dex Media East, Inc. and David C. Swanson.

99.1	Press Release of Dex One Corporation issued May 21, 2010.